Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in China Security & Surveillance Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ GHP HORWATH, P.C.

Denver, Colorado
February 9, 2010